EXHIBIT 99.1

QWEST COMMUNICATIONS INTERNATIONAL INC.

QUARTERLY OPERATING REVENUE

(Dollars in millions)

(Unaudited)

	2006	2005				2004
	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
Business:
Wireline services revenue:
Local voice	$316	$315	$325	$323	$323	$325	$332	$328	$340
Long-distance	144	139	140	146	147	136	159	153	157
Access services	1	1	1	1	1	1	1	1	1

Total voice services	461	455	466	470	471	462	492	482	498
Data and Internet	588	590	628	565	544	563	548	554	552

Total business wireline services	1,049	1,045	1,094	1,035	1,015	1,025	1,040	1,036	1,050

Mass markets:
Wireline services revenue:
Local voice	1,028	1,030	1,036	1,058	1,061	1,072	1,078	1,099	1,151
Long-distance	155	152	141	133	135	133	115	103	101
Access services	1	2	2	2	2	4	2	2	2

Total voice services	1,184	1,184	1,179	1,193	1,198	1,209	1,195	1,204	1,254
Data and Internet	191	172	159	147	143	130	110	112	108

Total mass markets wireline services	1,375	1,356	1,338	1,340	1,341	1,339	1,305	1,316	1,362

Wholesale:
Wireline services revenue:
Local voice	176	181	183	194	197	189	199	206	195
Long-distance	271	276	278	268	276	277	276	236	242
Access services	144	159	156	179	158	157	166	176	176

Total voice services	591	616	617	641	631	623	641	618	613
Data and Internet	312	316	312	313	325	316	322	333	316

Total wholesale wireline services	903	932	929	954	956	939	963	951	929

Total wireline services revenue	3,327	3,333	3,361	3,329	3,312	3,303	3,308	3,303	3,341
Wireless services revenue	139	138	131	132	126	124	133	130	127
Other services revenue	10	9	12	9	11	10	8	9	13

Total operating revenue	$3,476	$3,480	$3,504	$3,470	$3,449	$3,437	$3,449	$3,442	$3,481